Exhibit 99.2

California Pizza Kitchen Reports Preliminary Second Quarter Results

Reiterates Comfort with Previously Announced Range

- CPK Presenting at CIBC World Markets Consumer Growth Conference on July 9, 2003

Los Angeles, CA. July 1, 2003 – California Pizza Kitchen Inc., (Nasdaq CPKI) announced today that revenues increased 16.2% to $87.9 million for the second quarter ended June 29, 2003 versus $75.6 million in the second quarter of 2002. Comparable restaurant sales increased approximately 2.3% for the three month period. Based on the second quarter same store sales results, management is comfortable with the previously announced range of $0.21 to $0.23.

To date the Company has opened 10 new restaurants, of which six were opened in the second quarter. The Company expects to open a minimum of 12 additional restaurants during the remainder of 2003, for a total of 22 new restaurants this year.

Management will address the investment community at the CIBC World Markets Consumer Growth Conference on July 9, 2003 at 10:00 am Eastern Time. The presentation will provide an overview of the Company and new restaurant development for the remainder of the year.

Interested investors can listen to an audio replay of the CIBC World Markets Conference presentation by going to www.cpk.com. The replay of the presentation will be available by the end of the day and will be archived for thirty days.

Additionally, the Company intends to release its second quarter earnings on July 24, 2003 at approximately 4:00 pm Eastern Time. A conference call will be held later that day and webcast at http://www.cpk.com.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company’s full service restaurants feature hearth-baked pizzas, salads, soups and sandwiches. The chain operates, licenses or franchises 159 restaurants of which 128 are company-owned, and 31 operate under franchise or license agreements. The California Pizza Kitchen website is http://www.cpk.com.

Contact: media, Sarah Goldsmith-Grover, sgoldsmith@cpk.com, or investors, Greg Levin, glevin@cpk.com 310-342-5000.